Exhibit 5.1

[BINGHAM McCUTCHEN LLP LETTERHEAD]

May 24, 2005

Wave Systems Corp.

480 Pleasant Street

Lee, Massachusetts 01238

Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about May 24, 2004 (the “Registration Statement”), of 3,000,000 shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Common Stock”), of Wave Systems Corp., a Delaware corporation (the “Company”), which are or will be issuable to employees of the Company who elect to participate in the Company’s 2004 Employee Stock Purchase Plan, as amended (the “Plan”).

We have acted as counsel to the Company in connection with the foregoing registration of the Shares.  We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents.  We have further assumed that all Shares purchased or to be purchased pursuant to the Plan were or will be validly purchased in accordance with the terms of the Plan.

This opinion is limited solely to the Delaware General Corporation Law (the “DGCL”), as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that upon the issuance and the delivery of the Shares purchased pursuant to the Plan in accordance with the terms of such Plan, and upon the Company’s receipt of the full purchase price therefore, as determined by the Board of Directors of the Company and as specified in the documents governing such purchases and the Plan, the Shares will be validly issued, fully paid, and nonassessable shares of the Company’s Common Stock.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BINGHAM McCUTCHEN LLP